Exhibit 99.1

Summary of Performance Share Unit Awards
to Certain Executive Officers Granted on June 12, 2012

Named Executive Officer	Title	Target PSU Award (1)

C. Larry Pope	President and Chief Executive Officer	200,000
Robert W. Manly, IV	Executive Vice President and Chief Financial Officer	100,000
Dhamu Thamodaran	Executive Vice President and Chief Commodity Hedging Officer	15,000
Dennis H. Treacy	Executive Vice President, Corporate Affairs, and Chief Sustainability Officer	10,000
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(1)
These performance share units awards (“PSUs”) are made under the Company’s 2008 Incentive Compensation Plan (the “2008 Plan”). The actual number of PSUs earned will be determined on the basis of the Company’s total shareholder return (“TSR”) for a three-year performance period (fiscal 2013 through fiscal 2015) versus a peer group of 18 publicly traded companies in the food industry. If the Company’s three-year TSR is below the 25th percentile of the Company’s peer group, no PSUs will be earned; at the 25th percentile, the PSUs pay out at 50% of target; at the 50th percentile, they pay out at 100% of target; and at the 90th percentile and higher, they pay out at 200% of target. Between these discrete data points, payouts will be interpolated. A participant must be employed through the end of the performance period to receive any payment, provided, however, if a participant dies, becomes disabled or retires prior to the end of the performance period, a pro-rata number of the PSUs would vest based on the participant’s months of employment during the performance period, subject to attainment of the performance targets discussed above. All PSUs fully vest at the target amount upon a Qualifying Change of Control (as defined in the 2008 Plan). Upon vesting, the awards will be paid in shares of Company common stock.